Exhibit 99.1

Contacts:
Jennifer Haslip
Senior Vice President and CFO
Universal Technical Institute, Inc.
(623) 445-9402

Universal Technical Institute, Inc. Announces Reduction in Force

PHOENIX, September 27, 2006 – Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, announced a reduction in force of approximately 70 employees nationwide effective today.  The nationwide headcount of the Company following these terminations is approximately 2,400 employees.  Related severance and outplacement charges of approximately $1.2 million will be included in the results of the fourth quarter ending September 30, 2006.  These reductions in force are expected to reduce compensation and related expenses by approximately $4.2 to $4.5 million in fiscal year 2007.

“These actions, while extremely difficult, are essential to UTI improving operational effectiveness and efficiencies.  Numerous external and internal factors have led to lower capacity utilization resulting in the need to reduce our operating costs.  This workforce reduction is one component of a broader corporate effort to create a more efficient organizational structure.  When Company-wide initiatives focused on improving capacity utilization are fully realized, the Company can build on a more efficient operating structure,” commented Kimberly McWaters, President and Chief Executive Officer.

About Universal Technical Institute

Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians.  The company offers undergraduate degree, diploma and certificate programs at ten campuses across the United States, and manufacturer-sponsored advanced programs at 20 dedicated training centers.  Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

Statements in this press release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements.  Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low employment.  Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference.  The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.